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                                                                 EXHIBIT 23.1















                             CONSENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS


The Plan's Trustees
SPSS Inc. 401(k) Plan:


We consent to incorporation by reference in the Registration Statements on Form S-8 of SPSS Inc. of our report dated August 2, 1996, relating to the statements of net assets available for plan benefits of the SPSS Inc. 401(k) Plan as of December 31, 1994 and 1995, and the related statements of changes in net assets available for plan benefits for each of the years in the three-year period ended December 31, 1995, which report appears in the December 31, 1995 report on Form 11-K of the SPSS Inc. 401(k) Plan.




                                                     KPMG Peat Marwick LLP

Chicago, Illinois
August 12, 1996
















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